Exhibit 10.3

FIRST AMENDMENT TO

LIMITED Liability Company Agreement

THIS FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT (this “Amendment”) dated as of March 31, 2017, is entered into among TOWNSHIP NINE OWNER, LLC, a Delaware limited liability company, (the “Company”), FIRST CAPITAL REAL ESTATE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership with an address at 60 Broad Street, New York, NY 10004 (hereinafter “FCRE OP Member”), and T-9 DEVELOPERS, LLC, a Delaware limited liability company (hereinafter “T-9 Developer Member”). Except as otherwise herein expressly provided, each initially capitalized term used herein has the meaning assigned to such term in the Limited Liability Company Agreement (as defined below), as amended by this Amendment.

RECITALS

WHEREAS, the Company, FCRE OP Member and T-9 Developer Member entered into that certain Limited Liability Company Agreement, dated as of February 5, 2016 (the “Limited Liability Company Agreement”); and

WHEREAS, the Members desire to amend the Limited Liability Company Agreement in contemplation of the entry by the Company and FCRE OP Member into an amendment (the “ICA Amendment”) to that certain Interest Contribution Agreement, dated as of December 16, 2016, among Presidential Realty Corporation (“Presidential Realty”), Presidential Realty Operating Partnership LP (“PRES OP”), FCRE OP Member, the Company, Capital Station Holdings, LLC, Capital Station Member, LLC, Capital Station 65 LLC and Avalon Jubilee LLC, and the admittance of PRES OP or its designee as a Member of the Company, a copy of which is attached hereto as Exhibit A and incorporated herein.

NOW, THEREFORE, in consideration of the promises made hereunder, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.       The definition of “Covered Person” under Section 1.1 of the Limited Liability Company Agreement is hereby deleted in its entirety and the following new definition is substituted in its place:

““Covered Person” means (a) each Member; (b) each officer, director, manager, stockholder, employee, member, partner, representative or agent of each Member and of each Covered Person in the foregoing capacity listed; (c) each Manager; (d) any Liquidator; and (e) any other Person designated by the Board as a Covered Person

2.       Day-to-Day Manager. The definition of “Day-to-Day Manager” under Section 1.1 of the Limited Liability Company Agreement is hereby deleted in its entirety and the following new definition is substituted in its place:

““Day-to-Day Manager” shall mean FCRE OP Member or its successor.”

3.       Presidential Manager Group. Upon the Effective Date of the ICA Amendment (as defined therein) and the admittance of PRES OP or its designee as a Member of the Company (the “Presidential Member”):

(a)       (i) the definition of “FCRE Manager Group” under Section 1.1 of the Limited Liability Company Agreement shall be deleted in its entirety and the following definition shall be added to Section 1.1 in the appropriate alphabetical order:

““FCRE Manager Group” shall mean the three (3) Managers designated by the FCRE OP Member pursuant to Section 6.1(a).”

(ii)	the definition of “Developer Manager Group” under Section 1.1 of the Limited Liability Company Agreement shall be deleted in its entirety and the following definition shall be added to Section 1.1 in the appropriate alphabetical order:

““Presidential Manager Group” shall mean the three (3) Managers designated by the Presidential Member pursuant to Section 6.1(a).”

(b)       Section 6.1(a) of the Limited Liability Company Agreement shall be deleted in its entirety and the following new Section 6.1(a) substituted in its place:

“(a)       Board. Subject to Section 6.1(c), except for situations in which the vote, consent or approval of one or more Members is expressly required by this Agreement or by non-waivable provisions of Applicable Law, (i) all of the powers of the Company and each of the Company’s Subsidiaries, including, without limitation; (A) converting the Company or any Subsidiary into a corporation; and (B) any merger, Conversion or consolidation of the Company or any Subsidiary with any other Person, shall be exercised by or under the authority of, and all the business and affairs of the Company and its Subsidiaries shall be managed under the direction of, a Board (the “Board”) which Board shall be fixed at two (2) Manager groups (individually referred to as a “Manager Group” and sometimes collectively referred to as “Manager Groups”), one designated by FCRE OP (the “FCRE Manager Group”) and one designated by the Presidential Member (the “Presidential Manager Group”). Each Manager Group shall consist of three (3) individuals. Each of the two Manager Groups shall designate one individual to act as that Manager Group’s representative (each, a “Manager Group Representative”).”

(c)       any reference to “Developer Manager Group” in the Limited Liability Company Agreement shall be deleted and replaced with “Presidential Manager Group.”

(d)        Section 6.1(b) of the Limited Liability Company Agreement shall be deleted in its entirety.

(e)       Section 6.1(d) of the Limited Liability Company Agreement shall be deleted in its entirety and the following new Section 6.1(d) substituted in its place:

“(d) FCRE OP Member hereby appoints Suneet Singal, Ron Cobb and Steve Goodwin as Managers to comprise the FCRE Manager Group and the Presidential Member hereby initially appoints the President of Presidential Realty, the Chief Executive Officer of Presidential Realty and the Chief Financial Officer of Presidential Realty as Managers to comprise the Presidential Manager Group.”

(f)        Sections 6.3(a), (b) and (d) of the Limited Liability Company Agreement shall be deleted in their entirety.

(g)       Section 6.3(e) of the Limited Liability Company Agreement shall be deleted in its entirety and the following new Section 6.3(e) substituted in its place:

“(e)     In the event any vacancy in the Board shall occur as a result of death, disability or resignation of a Member of the Board, except as otherwise set forth in this Agreement, the Member that appointed said Board member may designate such Board member’s successor. Either the FCRE OP Member or the Presidential Member may, from time to time, upon written notice to all other Members, elect to replace a person previously appointed by such Member to the Board, and who is then serving as a Board member, with any other persons, effective immediately upon the sending of written notice (the “Notice of Appointment”) subject, in each case, to the right, in favor of the other Member who has the right to appoint members of the Board, to object to such appointment, and veto said appointment, provided however, that: (i) such objection must be in writing (the “Objection Notice”) and must be properly sent by the objecting Member within ten (10) days of the receipt of the Notice of Appointment; (ii) the Objection Notice must state with specificity the reasons for said objections; and (iii) the reasons for said objection must be reasonable.”

4.	Day-to-day Development Management. Section 6.1(e) of the Limited Liability Company Agreement is hereby deleted in its entirety and the following new Section 6.1(e) is substituted in its place:

“(e)       Generally, and so long as FCRE OP Member shall be a Member of the Company, but at all times subject to the terms hereof, the day-to-day management of the development of the T-9 Project shall be vested with FCRE OP Member (also referred to as the “Day-to-Day Manager”) who shall be responsible for the implementation of, and execution of, the development plans of the Company for the T-9 Project at the expense of the Company, and its Subsidiaries, in each case pursuant to and in accordance with the Approved Business Plan(s) and Approved Budget(s) prepared by the Manager and approved by the Board.”

5.	Vote of Members. Notwithstanding anything to the contrary contained in the Limited Liability Company Agreement, any action that requires a vote, consent, approval or determination of the Members under the Limited Liability Company Agreement shall require the vote, consent, approval or determination of the Members holding at least two-thirds (2/3) of the outstanding Units.

6.       Vote of Board; Meeting. Section 6.3(f) of the Limited Liability Company Agreement is hereby deleted in its entirety and the following new Section 6.3(f) is substituted in its place:

“(f)       Except as specifically provided otherwise in this Agreement, or as otherwise required by non-waivable provisions of the Act, any action taken by the Board may only be taken with the approval, either in writing or at a duly called meeting of Board held (in accordance with Section 4.1(iii) (e) of a majority of the votes held by the members of the Board then serving on the Board. Notwithstanding anything to the contrary contained in this Agreement, each Board member shall be entitled to one vote on matters coming before the Board.”

7.       Vote of Board; Majority Requirement.

(a)       The introductory paragraph set forth in Section 6.8 of the Limited Liability Agreement is hereby deleted in its entirety and the following new Section 6.8 is substituted in its place:

“Section 6.8 Majority Votes Required. Notwithstanding anything to the contrary contained in this Agreement, the Company and Day-to-Day Manager shall not, and shall not permit any of the Subsidiaries to, engage in or cause any of the following transactions or take any of the following actions, and the Board shall not permit or cause the Company or any of the Subsidiaries to engage in, take or cause any such action, except with the prior approval of a majority of all of the Board members:”

(b)       Any other action under the Limited Liability Company Agreement that requires a “Unanimous” vote, consent, approval or determination of the Board shall require a majority vote, consent, approval or determination of the Board.

8.       Transfer of FCRE OP Member Units. Notwithstanding anything to the contrary contained in the Limited Liability Company Agreement, none of T-9 Developer Member, its authorized signatories, and any Board member shall have any rights or interests with respect to the Transfer of all or any portion of FCRE OP Member’s Units, including without limitation, any approval rights or rights under Sections 8.1, 8.2, 8.3 and 8.4 of the Limited Liability Company Agreement.

9.       The first sentence of Section 8.2 of the Limited Liability Company Agreement is hereby deleted in its entirety and the following is substituted in its place:

“Except with respect to Permitted Transfers, if a Member who holds a Membership Interest in the Company (a “Selling Member”) desires to sell all or any portion of its Membership Interest (“Offered Interest”), the Selling Member shall obtain from the proposed purchaser a written offer (“Offer”) to purchase such Offered Interest, stating the terms and conditions upon which the purchase is to be made and the consideration offered therefor which must be payable in money.”

10.       The Presidential Member shall not be required to pay any fees to the Company under Section 8.5 of the Limited Liability Company Agreement in connection with its admission as a Member.

11.       Acknowledgement and Consent; Presidential. The Parties and their respective signatories to this Amendment hereby acknowledge, consent and agree (i) to the transactions described in the ICA Amendment; (ii) to the admission of PRES OP or its designee as a member of the Limited Liability Company; (iii) that PRES OP shall not be responsible for any obligation or liability of the Limited Liability Company to the extent the same exists prior to the date PRES OP becomes a member of the Limited Liability Company; and (iv) PRES OP shall have no liability or responsibility with regard to the existing loan in favor of Copia Lending (“Copia Loan”), including under Section 9.9 of the Limited Liability Agreement, unless and until such time as the Company shall have subsequently agreed, in writing, to assume the indebtedness under the Copia Loan as part of an extension/refinancing of such loan. The term PRES OP as used in this paragraph means and refers to PRES OP and PRES-T9 HOLDINGS LLC.

12.       Construction. Each of the Members acknowledges that they, and their respective counsel, all substantially participated in the negotiation, drafting and editing of this Amendment. Accordingly, the Parties agree that the provisions of this Amendment shall not be construed or interpreted for or against any Member based on authorship.

13.       Authority. Each Member represents and warrants that it has the power and authority to execute this Amendment, and that there are no third-party approvals required to execute this Amendment or to comply with the terms or provisions contained herein.

14.       Ratified and Confirmed. The Limited Liability Company Agreement, except as amended by this Amendment, is hereby ratified and confirmed and shall remain in full force and effect in accordance with its original terms and provisions. If there is any conflict between the terms and provisions of this Amendment and the terms and provisions of the Limited Liability Company Agreement, the terms and provisions of this Amendment shall govern. From and after the effective date hereof, any reference to the Limited Liability Company Agreement shall mean the Limited Liability Company Agreement as modified by this Amendment.

15.       Governing Law. Section 12.6 of the Limited Liability Company Agreement shall govern this Amendment.

16.       Headings. The paragraph headings contained herein are included solely for the convenience of reference and shall not be considered in the interpretation of this Amendment nor shall the same be deemed to alter or modify the terms of this Amendment.

17.       Execution/Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Each of the Members hereto shall be entitled to rely upon a counterpart of this Amendment executed by the other Member and sent by facsimile transmission.

[Signatures appear on the following page.]

IN WITNESS WHEREOF the Parties have executed this Amendment as of the date set forth above.

The Members:

FIRST CAPITAL REAL ESTATE OPERATING PARTNERSHIP, L.P.,
a Delaware limited partnership

By:	First Capital Real Estate Trust Incorporated,
a Maryland corporation
its General Partner

	By:	/s/ Suneet Singal
Name: Suneet Singal
Title: Chief Executive Officer

T-9 DEVELOPERS, LLC,
a Delaware limited liability company

By:	/s/ Steve Goodwin
Name: Steve Goodwin
Title: Authorized Person